Exhibit 99.1

[TECO Energy, Inc. Letterhead]

                              FOR IMMEDIATE RELEASE


Contact:  Mike Mahoney
          Office: 813-228-4271
          Internet: www.tecoenergy.com
          Home: 813-991-6222

TAMPA ELECTRIC ANNOUNCES PLANS TO REDUCE EMISSIONS FROM BIG BEND
UNITS ONE AND TWO

     TAMPA,  July 20, 1998   Tampa Electric Company today announced

it  has concluded that the most cost-effective method of compliance with  the  U.S.  Environmental  Protection Agency s (EPA) Clean Air

Act,  Phase  2  sulfur  dioxide  (SO2) reduction requirements is to install a flue gas desulfurization (FGD) system at Big Bend Station units one and two.

     The  FGD  system  will be comparable to the system operated at

Big  Bend  units  three  and four. It will have a 95 percent sulfur dioxide removal capability.

     Tampa  Electric  President John Ramil said,  By installing one

FGD system to service two units, we re going to benefit from one of the lowest cost-per-kilowatt FGD system installations in the United

States.

                         -more-

                  					       Exhibit 99.1

Tampa Electric -- 2

       The  project's estimated cost of about $90 million, or $100 per  kilowatt, is less than half the industry average for a project

of  this  kind,    Ramil  noted.  This cost-effective approach will

directly benefit our customers.

     Tampa  Electric  has  contracted  with  Raytheon Engineers and

Constructors  to  provide  architect/engineering  and  construction management  services,  and with Wheelabrator Air Pollution Control,

Inc. to design, supply and install the FGD system.

     The  FGD  system  will use recycled water as part of its basic operational  design.  In  addition,  the  system  will produce high quality gypsum for use in the manufacture of wallboard.

     Conceptual  and preliminary site engineering are underway. The project work is scheduled to be completed by the middle of 2000.

     TECO  Energy  is a diversified, energy-related utility holding company  headquartered in Tampa. In addition to Tampa Electric, its other  principal  businesses  include  Peoples Gas, TECO Transport,

TECO Coal, TECO Coalbed Methane, TECO Power Services, Bosek, Gibson

and  Associates  and  TeCom,  which  is  marketing  its  advanced

InterLane  commercial and residential interactive energy management systems.

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